                                                                                    Filed Pursuant to Rule 424(b)(3)
                                                                                    Registration No. 333-116044

PROSPECTUS SUPPLEMENT NO. 1
Dated October 31, 2006.

2,104,558 ORDINARY SHARES
BLUEPHOENIX SOLUTIONS LTD.

This Prospectus Supplement amends and supplements the Prospectus dated March 15, 2005 (the “Prospectus”) of BluePhoenix Solutions Ltd. relating to the offer and sale from time to time by certain selling stockholders of up to 2,104,558 ordinary shares, 0.01 NIS par value per share (the “Ordinary Shares”), underlying certain convertible debentures and warrants held by the selling stockholders named therein.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

Investing in our Ordinary Shares involves a high degree of risk. See “Risk Factors” beginning on page 2 of the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

One of the selling stockholders, Omicron Master Trust, transferred a portion of its ordinary shares underlying the debentures and warrants to Rockmore Investment Master Fund, Ltd. and Portside Growth and Opportunity Fund, in April 2006 and in June 2006, respectively. The purpose of this Prospectus Supplement is to amend the Selling Stockholders table in order to reflect the transfer of the shares from Omicron to Rockmore and Portside. Accordingly, this Supplement No. 1 amends the Selling Stockholders table beginning on page 19 in the above−referenced Prospectus by deleting the Omicron line and related footnote and replacing it with the line and related footnote below and adding to the Selling Stockholders table the two lines below with respect to Rockmore and Portside. All other information in the Prospectus shall remain unchanged.

	Shares Beneficially Owned Prior to Offering		Shares Being Offered	Shares Beneficially Owned After Offering
	Number	Percent		Number	Percent
Name of Beneficial Owner

Omicron Master Trust(1) (10)	107,365	0.76%	134,207(9)	0	0
Portside Growth and Opportunity Fund (11) (10)	358,567	2.51%	447,357(9)	0	0
Rockmore Investment Master Fund, Ltd. (12) (10)	216,020	1.53%	269,631(9)	0	0

__________

(1)
The address of Omicron Master Trust (“Omicron”) is 810 Seventh Avenue, 39th Floor, New York, New York 10019. The percentage ownership is based on 13,947,423 ordinary shares outstanding as of October 9, 2006, plus an aggregate of 107,365 ordinary shares underlying warrants beneficially owned by Omicron. Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron, a trust formed under the laws of Bermuda, Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our securities owned by Omicron, and Winchester may be deemed to share voting and dispositive power over our securities owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such securities. As of the date of this prospectus supplement, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to such securities owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the securities owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such securities and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the securities being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(11)
The address of Portside Growth and Opportunity Fund (“Portside”) is c/o Ramius Capital Group, Third Avenue, 26th Floor New York, New York 10017. The percentage ownership set forth is based on 13,947,423 ordinary shares outstanding as of October 9, 2006, plus an aggregate of 357,885 ordinary shares underlying the convertible debentures. Ramius Capital Group, L.L.C. ("Ramius Capital") is the investment adviser of Portside and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. The investment advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, L.L.C. An affiliate of Ramius Capital Group, L.L.C. is a NASD member. However, this affiliate will not sell any shares offered in this offering by Portside Growth and Opportunity Fund through this prospectus and will receive no compensation whatsoever in connection with sales of shares purchased by Portside Growth and Opportunity Fund through this prospectus.

(12)
The address of Rockmore Investment Master Fund, Ltd. (“Rockmore Master Fund”) is c/o Rockmore Capital, LLC, 150 East 58th Street, 28th Floor, New York, New York 10155. The percentage ownership set forth is based on 13,947,423 ordinary shares outstanding as of October 9, 2006, plus an aggregate of 215,704 ordinary shares underlying the convertible debentures and warrants beneficially owned by Rockmore. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Master Fund, an exempted company formed under the laws of Bermuda. By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the securities owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such securities. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the securities owned by Rockmore Master Fund and, as of October 9, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the securities owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the securities owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such securities and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the securities as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.